                                                                     EXHIBIT 2.1


                            ------------------------

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            CONCORD BEVERAGE COMPANY

                                 (THE "COMPANY")

                                       AND

                               CONCORD BEVERAGE LP

                                    ("BUYER")

                                OCTOBER 18, 2000

                            ------------------------

                                TABLE OF CONTENTS

ARTICLE I                                                                    1
   1.1 Definitions                                                           1
ARTICLE II                                                                   7
   2.1 Purchase of Assets                                                    7
   2.2 Retained Assets                                                       9
   2.3 Liabilities                                                           11
   2.4 Liabilities                                                           11
   2.5 Purchase Price                                                        13
   2.6 Working Capital Adjustment                                            14
   2.7 Allocation of Purchase Price                                          17
   2.8 Time and Place of Closing                                             17
   2.9 Deliveries by the Company at Closing                                  17
   2.10 Deliveries by Buyer at Closing                                       18
ARTICLE III                                                                  20
   3.1 Organization and Qualification                                        20
   3.2 Authority; No Violation                                               20
   3.3 Financial Statements                                                  21
   3.4 Absence of Undisclosed Liabilities                                    21
   3.5 Absence of Certain Changes                                            21
   3.6 Title, Sufficiency and Condition of the Purchased Assets              23
   3.7 Real Estate                                                           24
   3.8 Accounts Receivable                                                   24
   3.9 Inventories                                                           24
   3.10 Intellectual Property                                                24
   3.11 Trade Secrets and Customer Lists                                     25
   3.12 Contracts                                                            25
   3.13 Customers                                                            27
   3.14 Compliance with Laws                                                 27
   3.15 Taxes                                                                27
   3.16 Employee Benefit Plans                                               28
   3.17 Environmental Matters                                                30
   3.18 Employees                                                            30
   3.19 Litigation                                                           31
   3.20 Brokers                                                              31
   3.21 Transactions with Interested Persons                                 31
   3.22 Insurance                                                            31
   3.23 Disclosure of Material Information                                   31
ARTICLE IV                                                                   32
   4.1 Organization and Qualification                                        32
   4.2 Authority                                                             32
   4.3 Financing                                                             32
   4.4 No Brokers                                                            32
ARTICLE V                                                                    32

   5.1 Covenants of the Company                                              33
   5.2 Covenants of Buyer and the Company                                    33
ARTICLE VI                                                                   37
   6.1 Survival of Representations and Warranties                            37
   6.2 Indemnification                                                       38
   6.3 Notice and Opportunity to Defend                                      39
   6.4 Adjustment for Insurance and Taxes                                    40
   6.5 Subrogation                                                           41
   6.6 No Right of Set Off.                                                  41
ARTICLE VII                                                                  42
   7.1 Fees and Expenses                                                     42
   7.2 Publicity and Disclosures                                             42
   7.3 Notices                                                               42
   7.4 Successors and Assigns                                                43
   7.5 Counterparts; Descriptive Headings; Variations in Pronouns            43
   7.6 Severability; Entire Agreement                                        43
   7.7 Attorneys' Fees                                                       44
   7.8 Course of Dealing                                                     44
   7.9 Tax Matters                                                           44
   7.10 GOVERNING LAW                                                        44
   7.11 WAIVER OF JURY TRIAL                                                 44

EXHIBITS
--------

Exhibit A   -   Promissory Note (Escrow) and Promissory Note (Balance)
Exhibit B   -   Escrow Agreement
Exhibit C   -   Bill of Sale
Exhibit D   -   Non-Competition Agreements
Exhibit E   -   Co-Packing Agreement
Exhibit F   -   Real Estate Purchase Agreement
Exhibit G   -   Security Agreement
Exhibit H   -   Consulting Agreement
Exhibit I   -   Honickman Guaranty
Exhibit J   -   Trademark Assignment
Exhibit K   -   Inventory Letter Agreement
Exhibit L   -   Form of Opinion of Wolf, Block, Schorr and Solis-Cohen LLP
Exhibit M   -   Co-Purchasing Agreement
Exhibit N   -   Administrative Services Agreement
Exhibit O   -   Intercreditor Agreement
Exhibit P   -   Trust Transfer and Assumption Agreement
Exhibit Q   -   Form of Mortgage
Exhibit R   -   Cott Guaranty
Exhibit S   -   Cott Parent Guaranty
Exhibit T   -   Form of Opinion of Hutchins, Wheeler & Dittmar
Exhibit U       Consent to Concurrent Use of Vintage Trademark

                            ASSET PURCHASE AGREEMENT

     Asset Purchase Agreement (the "Agreement"), dated as of October 18, 2000, by and between Concord Beverage LP, a Delaware limited partnership ("Buyer"), having its principal place of business at c/o Cott Corporation, 207 Queen's Quay West, Suite 340, Toronto, Ontario, Canada; and Concord Beverage Company, a Pennsylvania corporation (the "Company"), having its principal place of business at Conchester Road and Aldon Avenue, Concordville, Pennsylvania 19331.

     This Agreement sets forth the terms and conditions upon which Buyer will purchase from the Company, and the Company will sell to Buyer, substantially all of the assets of the Business (as defined in Section 1.1 hereof), as a going concern, for the consideration provided herein.

     In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I, unless otherwise defined herein or therein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 2.1(j) hereof.

     "ADMINISTRATIVE SERVICES AGREEMENT" shall have the meaning set forth in
Section 2.9(m).

     "AFFILIATE" means, when used with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT" shall have the meaning set forth in the Recitals hereto.

     "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.4 hereof.

     "BILL OF SALE" shall have the meaning set forth in Section 2.9(b) hereof.

     "BUSINESS" means the following:

          (i) the blending, processing, bottling, canning and distribution of carbonated, non-alcoholic, non-malt beverages by the Company or by Affiliates of the Company on behalf of the Company (excluding blending, processing, bottling, canning or distribution performed by the Company for or on behalf of Affiliates of the Company or under the "Frank's" trademark); and

          (ii) the "Vintage" brand beverage business of the Company and its Affiliates (excluding the "Vintage" brand non-carbonated water business).

     "BUSINESS DAY" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York, are authorized or required by law to close.

     "BUYER" shall have the meaning set forth in the Recitals hereto.

     "BUYER'S AUDITOR" means PricewaterhouseCoopers, LLP, or such other firm of certified public accountants as shall be selected by Buyer.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

     "CLAIM" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

     "CLOSING" shall have the meaning set forth in Section 2.8 hereof.

     "CLOSING DATE" shall have the meaning set forth in Section 2.8 hereof.

     "CLOSING WORKING CAPITAL STATEMENT" shall have the meaning set forth in
Section 2.6(a) hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" shall have the meaning set forth in the Recitals hereto.

     "COMPANY POLICIES" shall have the meaning set forth in Section 2.6(a) hereof.

     "COMPANY'S AUDITOR" means Margolin, Winer & Evens LLP or such other firm of certified public accountants as shall be selected by the Company.

     "CONCORDVILLE BEVERAGE MANUFACTURING PLANT" means the real property located in the vicinity of Conchester Road and Aldon Avenue, Concordville, Pennsylvania and all improvements thereon, including, without limitation, the beverage manufacturing plant located thereon.

     "CONCORDVILLE WAREHOUSE" shall have the meaning set forth in Section 2.1(b) hereof.

     "CONSULTING AGREEMENT" shall have the meaning set forth in Section 2.9(g) hereof.

     "CONTRACTS" shall have the meaning set forth in Section 2.1(c) hereof.

     "CO-PACKING AGREEMENT" shall have the meaning set forth in Section 2.9(d) hereof.

     "CO-PURCHASING AGREEMENT" shall have the meaning set forth in Section 2.9(l) hereof.

     "COTT GUARANTY" shall have the meaning set forth in Section 2.10(j) hereof.

     "COTT PARENT GUARANTY" shall have the meaning set forth in Section 2.10(k) hereof.

     "ELIZABETH BEVERAGE MANUFACTURING PLANT" means the real properties located at 535 Dowd Avenue, Elizabeth, New Jersey and 630-640 Dowd Avenue, Elizabeth, New Jersey, and all improvements thereon, including, without limitation, the beverage manufacturing plant and warehouse located thereon.

     "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

     "ENVIRONMENTAL LAW" means any applicable federal, state or local law, statute, rule, regulation, or ordinance relating to the environment, human health or safety from pollution or other environmental degradation or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act and the Federal Insecticide, Fungicide and Rodenticide Act, and any similar state and local laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

     "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

     "ERISA AFFILIATE" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company or any Subsidiary of the Company, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company or any

Subsidiary of the Company, is treated as a "single employer" for purposes of
Section 414 of the Code.

     "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.5 hereof.

     "FINAL WORKING CAPITAL" shall have the meaning set forth in Section 2.6(a) hereof.

     "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.3 hereof.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos, urea formaldehyde foam insulation and radon gas, and
(b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law.

     "HONICKMAN GUARANTY" shall have the meaning set forth in Section 2.9(h) hereof.

     "INDEBTEDNESS" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "INDEMNIFICATION LOSSES" shall have the meaning set forth in Section 6.2(a) hereof.

     "INDEPENDENT FIRM" shall have the meaning set forth in Section 2.6(a) hereof.

     "INTERCREDITOR AGREEMENT" shall have the meaning set forth in Section 2.9(n) hereof.

     "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 2.1(f) hereof.

     "INVENTORY" shall have the meaning set forth in Section 2.1(b) hereof.

     "INVENTORY LETTER AGREEMENT" shall have the meaning set forth in Section 2.9(j) hereof.

     "IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

     "KNOWLEDGE" or words of similar meaning shall mean the actual knowledge of Harold Honickman, Jeffrey Honickman and Walter Wilkinson, after reasonable investigation including reasonable inquiry of each of the individuals listed on
Schedule 1.1-1 attached hereto.

     "LIEN" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing, except (i) liens for current Taxes or governmental charges or levies on property not yet due or delinquent and (ii) so-called landlord's, carrier's, and warehousemen's liens arising in the ordinary course of business, (iii) liens incurred or deposits made in the ordinary course of business (A) in connection with worker's compensation, unemployment insurance, social security and other like laws or (B) to secure the performance of statutory obligations, not incurred in connection with either the borrowing of money or the deferred purchase price of goods or inventory and (iv) purchase money security interests in equipment and/or capital equipment leases arising in the ordinary course of business.

     "LOSSES" shall have the meaning set forth in Section 2.4 hereof.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the operations, assets, or condition (financial or otherwise) of the Business, except for any effect relating to past or existing general economic or regulatory conditions affecting businesses substantially similar to the Business.

     "MINIMUM WORKING CAPITAL" means five million dollars ($5,000,000.00).

     "MORTGAGE" shall have the meaning set forth in Section 2.10(h) hereof.

     "NON-COMPETITION AGREEMENTS" shall have the meaning set forth in Section 2.9(c) hereof.

     "PERSON" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

     "PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

     "PROMISSORY NOTE (BALANCE)" shall have the meaning set forth in Section 2.5 hereof.

     "PROMISSORY NOTE (ESCROW)" shall have the meaning set forth in Section 2.5 hereof.

     "PURCHASE DOCUMENTS" means this Agreement, the Promissory Note (Escrow), the Promissory Note (Balance), the Cott Guaranty, the Cott Parent Guaranty, the Honickman

Guaranty, the Real Estate Purchase Agreement, the Non-Competition Agreements, the Consulting Agreement, the Bill of Sale, the Co-Packing Agreement, the Trademark Assignment, the Inventory Letter Agreement, the Mortgage, the Security Agreement, the Administrative Services Agreement, the Escrow Agreement, the Intercreditor Agreement, the Co-Purchasing Agreement, the Trust Transfer and Assumption Agreement and any other certificate, affidavit, document, instrument, stock power or agreement executed in connection therewith.

     "PURCHASED ASSETS" shall mean those assets and properties used by the Business and set forth in Section 2.1(a) through (n) hereof; provided, that the term Purchased Assets does not include the Concordville Beverage Manufacturing Plant and the other assets which are transferred to Buyer pursuant to the Real Estate Purchase Agreement.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.5 hereof.

     "REAL ESTATE PURCHASE AGREEMENT" shall have the meaning set forth in
Section 2.9(e) hereof.

     "REGULATORY AUTHORITY" means any federal, state, local or other government authority or instrumentality, domestic or foreign.

     "RELEASE" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in compliance with all Environmental Laws and Environmental Permits.

     "RETAINED ASSETS" shall have the meaning set forth in Section 2.2 hereof.

     "RETAINED CONTRACTS" shall have the meaning set forth in Section 2.2(d) hereof.

     "RETAINED LIABILITIES" shall have the meaning set forth in Section 2.4(b) hereof.

     "SECURITY AGREEMENT" shall have the meaning set forth in Section 2.9(f) hereof.

     "SUBSIDIARY" means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

     "TAX" means any federal, state, local or foreign income, bottle, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, deposit, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TRADEMARK ASSIGNMENT" shall have the meaning set forth in Section 2.9(i) hereof.

     "TRUST TRANSFER AND ASSUMPTION AGREEMENT" shall have the meaning set forth in Section 2.9(o) hereof.

     "WORKING CAPITAL" means the sum of Inventory plus Accounts Receivable plus the adjustment to Working Capital set forth on Schedule 1.1-2, minus current liabilities which are Assumed Liabilities, as determined in accordance with GAAP, applied on a consistent basis with Company Policies.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE OF ASSETS. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Company is selling, assigning, transferring and conveying to the Buyer, and the Buyer is purchasing, acquiring and accepting from the Company the Business as a going concern and the following assets and properties used by the Business:

          (a) all equipment, machinery, furniture and fixtures, office equipment, and fixed assets located at the Concordville Beverage Manufacturing Plant and used, as of the Closing, by or in connection with the Business as conducted at the Concordville Beverage Manufacturing Plant, including, without limitation, production, transportation, packing and delivery machinery or equipment, drawings, manuals, maintenance records, accessories and supplies relating to the foregoing, tooling, tools, motor vehicles, computers and other tangible personal property;

          (b) (i) all finished products used in the Business located at (A) the Concordville Beverage Manufacturing Plant, (B) the Elizabeth Beverage Manufacturing Plant, (C) the warehouse located at Aldan Avenue, Concord Industrial Park, Concordville, Pennsylvania (the "Concordville Warehouse"), (D) the warehouse located at 630-640 Dowd Avenue, Elizabeth, New Jersey and (E) any warehouse or facility used by the Company to store finished products of the Business other than such finished products which are the subject of the Inventory Letter Agreement and (ii) other inventories, raw materials, work in process, parts, spare parts, pallets, vending machines in stock, propane, heating fuel and other supplies primarily or exclusively used in the Business other than those assets which are subject to the Inventory Letter Agreement (collectively, "Inventory");

          (c) all bids, proposals, customer orders, contracts (other than Retained Contracts), leases (other than leases relating to Retained Assets), purchase orders, sale orders and commitments primarily or exclusively relating to the Business ("Contracts");

          (d) complete copies of all of the Company's books, records and other data primarily or exclusively relating to the Business and in existence on the Closing Date as requested by Buyer, except minute and stock record books, journals, ledgers, Tax Returns and books of original entry;

          (e) all of the Company's right, title and interest in (X) goodwill, dealer and customer lists, formulations (including, without limitation, concentrate formulas and mixing and blending instructions) and designs, each of which is used primarily or exclusively in connection with the production of beverages for the Business, and (Y) all other sales and marketing information primarily or exclusively relating to the Business, and (Z) all know-how, technology, drawings, engineering specifications, bills of materials, software and other intangible assets, each of which is primarily or exclusively used by the Business;

          (f) all of the Company's right, title and interest in those patents, patent applications, copyrights, trade names, trade dress, servicemarks, assumed names, trademarks and trademark applications listed in SCHEDULE 2.1(F) attached hereto ("Intellectual Property"), in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

          (g) all permits, licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are held by the Company relating primarily or exclusively to the Business or necessary to the operation of the Business, to the extent the same are transferable;

          (h) all insurance proceeds which are payable to the Company with respect to damage to the Purchased Assets which occurred prior to the Closing Date and subsequent to January 1, 2000 and was not repaired prior to the Closing Date;

          (i) all claims and rights of the Company under the Contracts (other than the Retained Contracts) and choses in action relating primarily or exclusively to the Business, whether in law or in equity, with respect to any acts or failures to act by any person or entity after the Closing Date;

          (j) the accounts receivable reflected in the Final Working Capital (the "Accounts Receivable");

          (k) all of the Company's right, title and interest in the vending machines used in the Business;

          (l) those assets relating to the Concord Beverage Company Plan for Employees who are Members of Local 830 transferred to Buyer pursuant to the Trust Transfer and Assumption Agreement;

          (m) bottle deposits relating to sales in all bottle deposit states, as reflected on the adjustment to Working Capital set forth on
               Schedule 1.1-2;

          (n) except for the Retained Assets described in Section 2.2 below, the other excluded assets referred to as excluded assets in clauses (a) through (m) above and the Concordville Beverage Manufacturing Plant and the other assets transferred to Buyer pursuant to the Real Estate Purchase Agreement, all of the Company's right, title and interest in all other items of property, real or personal, tangible or intangible, primarily or exclusively used in the Business, including, without limitation, any confidentiality, restrictive and negative covenant agreements with employees of the Company and others to the extent transferable to Buyer relating primarily or exclusively to the Business.

     2.2 RETAINED ASSETS. Notwithstanding the foregoing, the following assets and properties shall not be sold, transferred, conveyed or assigned to Buyer in connection with the sale of the Business (collectively, the "Retained Assets"), and shall be deemed not to be included in the Business or the Purchased Assets:

          (a) the Company's rights under this Agreement and the other Purchase Documents;

          (b) the Elizabeth Beverage Manufacturing Plant and all assets located at the Elizabeth Beverage Manufacturing Plant and the facilities of the Company's Affiliates, other than those identified in
               Section 2.1(a) through (m);

          (c) assets and properties of the Company and its Affiliates relating to order entry and accounts receivable functions and other accounting and administrative matters;

          (d) all insurance policies of the Company and any of its Affiliates and any amounts payable thereunder except to the extent identified in Section 2.1(h), all agreements, arrangements and understandings between the Company and its Affiliates, and those other contracts identified on SCHEDULE 2.2 (d) attached hereto (collectively, "Retained Contracts");

          (e) claims for refunds of Taxes to the extent such refunds relate to periods ending prior to the effective time of the Closing;

          (f)  the Company's books, records and other data;

          (g) the cash, cash equivalents and marketable equity securities of the Company;

          (h) all of the Company's right, title and interest to all items of tangible personal property primarily or exclusively relating to non-carbonated water products and non-carbonated derivatives thereof, including, without limitation, finished products and packaging materials used in connection with non-carbonated water products;

          (i)  all "House Brands" other than those set forth on Schedule 2.2(i);

          (j) except as specified in Section 2.1(l), all of the Company's right, title and interest in all assets relating to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan, including, without limitation, the Company's 401(k), pension and profit sharing plans;

          (k) except for the Accounts Receivable, all claims and rights of the Company under the Contracts (whether or not Retained Contracts) and choses in action relating primarily or exclusively to the Business, whether in law or in equity, with respect to any acts or failures to act by any person or entity prior to the Closing Date; provided, however, that prior to filing a lawsuit with respect to any such claims and rights under any Contracts which are not Retained Contracts, the Company will consult with Buyer;

          (l)  those assets specified in Schedule 2.2(l);

          (m) the Company's rights in and to the trademark application filed on October 13, 2000 in International Class 32 with respect to the trademark VINTAGE for use in connection with non-carbonated waters, and such trademark and all registrations, renewals and extensions issued in connection therewith; and

          (n) all claims and rights of the Company or any of its Affiliates in respect of any of the foregoing.

     2.3 ASSUMPTION OF CONTRACTUAL LIABILITIES. At the Closing, Buyer shall assume all liabilities, warranty obligations and any other obligations with regard to performance under the Contracts from and after the Closing, and obligations to be performed after the effective time of the Closing under all performance bonds or other bonds or guarantees relating thereto entered into or made in the ordinary course of the Business which performance bonds or other bonds or guarantees are described on SCHEDULE 2.3, and copies of which have been previously made available to Buyer. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned or novated to Buyer at the Closing, the performance obligations of the Company thereunder shall, unless not permitted by such Contracts, be deemed to be subleased or subcontracted to Buyer until such Contracts have been assigned or novated. At Buyer's request, the Company shall utilize its commercially reasonable efforts, and Buyer shall assist with respect thereto, to obtain any necessary consents or approvals required to assign or novate such Contracts. Buyer shall utilize its commercially reasonable efforts to perform and complete all Contracts in accordance with their terms. The Company shall utilize its commercially reasonable efforts to enforce the Contracts at the request, and at the sole expense, of Buyer if neither assignment, novation, subleasing nor subcontracting is permitted by the other party. The Company shall pay over to Buyer any amounts received by the Company after the effective time of the Closing as a result of performance by Buyer of such Contracts, which payment shall be made promptly, but in no event more than ten (10) business days following receipt thereof by the Company. Buyer shall not have any obligation to indemnify the Company pursuant to the terms of this Agreement with respect to any Contract for which Buyer has not received the necessary consents or approvals required to assign such Contract and cannot pursuant to the terms of such contract receive, and has not received, the financial benefit of such Contract despite Buyer's commercially reasonable efforts to perform thereunder. If any of the Contracts could expire in accordance with its terms after the six month anniversary of the Closing Date, then at such time Buyer shall use its commercially reasonable efforts to enter into new Contracts or otherwise amend or modify any Contracts assigned to Buyer hereunder in order to remove the Company as a party thereto.

     2.4  LIABILITIES

          (a) On and after the Closing Date, Buyer shall assume and agree to assume, pay, perform and discharge, any and all losses, debts, liabilities, damages, obligations, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated (collectively, "Losses") resulting from, arising out of or relating to (i) any activity undertaken by, or any failure to act by, the Business after the effective time of the Closing, (ii) the obligations assumed by Buyer pursuant to Section 2.3, (iii) the accounts payable reflected in the Final Working Capital, which amount shall not exceed the Accounts Receivable reflected in the Final Working Capital, net of allowance for doubtful accounts, (iv) the decision of Buyer or any Affiliate of Buyer to employ or not to employ any individual (which, by way of clarification, does not include those employees of the

               Company who are offered employment with Buyer consistent with the terms of this Agreement and elect not to accept such employment with Buyer), (v) any and all liabilities and obligations incurred after the effective time of the Closing and arising out of, resulting from or relating to the Purchased Assets or the Concordville Beverage Manufacturing Plant (provided that the foregoing shall not limit any liability of the Company to Buyer for a breach of the Company's representations and warranties hereunder); (vi) liabilities in respect of bottle deposits relating to sales in bottle deposit states, as reflected on the adjustment to Working Capital set forth on Schedule 1.1-2; (vii) any and all liabilities incurred by Buyer in connection with the negotiation, execution or performance of this Agreement or the other Purchase Documents (including, without limitation, all legal, accounting, brokers' finders and other professional fees and expenses) and (viii) the obligations of Buyer set forth in this Agreement and the other Purchase Documents (collectively, the "Assumed Liabilities").

          (b) Except for the Assumed Liabilities or as otherwise expressly set forth in this Agreement or in any other Purchase Document, Buyer shall not assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for all Losses of the Company including, without limitation, (i) any and all liabilities of the Company with respect to the Purchased Assets or the Concordville Beverage Manufacturing Plant incurred prior to the effective time of the Closing, the Retained Assets and the Elizabeth Beverage Manufacturing Plant, including, without limitation, the accounts payable of the Company in excess of Accounts Receivable as reflected in the Final Working Capital;
               (ii) the Business (including, without limitation, liabilities for all employee, ecological, health, safety, unemployment, workers compensation, severance, or any other claims arising out of, resulting from or relating to the conduct of the Business prior to the effective time of the Closing); (iii) all environmental claims and liabilities resulting from matters existing prior to the Closing Date or arising out of, resulting from or relating to the conduct of the Business prior to the effective time of the Closing; (iv) any and all liabilities with respect to any federal, state or local Taxes incurred by the Company with respect to the Purchased Assets, the Concordville Beverage Manufacturing Plant or the Business for any period ending prior to the Closing Date; (v) any and all liabilities arising out of the termination of the Company's insurance policies, leases, contracts and employee benefit pension and profit sharing plans and severance obligations; (vi) any and all liabilities of the Company arising in connection with any claim, litigation or proceeding with respect to the operation of the Business prior to the effective time of the Closing (including, without limitation, those matters set forth on SCHEDULE 3.19 attached hereto); (vii) any and all liabilities incurred by the Company, Harold Honickman or Jeffrey

               Honickman in connection with the negotiation, execution or performance of this Agreement and the other Purchase Documents (including, without limitation, all income Taxes and legal, accounting, brokers' finders and other professional fees and expenses); (viii) any and all liabilities relating to indebtedness for borrowed money in connection with the Business which are not reflected in the Final Working Capital, whether or not such liabilities are reflected in the Financial Statements; and (ix) any and all liabilities incurred by the Company subsequent to the effective time of the Closing (collectively, the "Retained Liabilities").

          (c) Notwithstanding anything to the contrary contained herein, Buyer agrees that it shall adopt a defined benefit pension plan and an associated trust providing for pension benefits that are substantially identical to the benefits provided under the terms of the Concord Beverage Company Defined Benefit Pension Plan for Employees who are Members of Local 830 (the "Local 830 Plan") in connection with the "spinoff" of the portion of the Local 830 Plan covering those members of the Teamsters Local Union Number 830 who are actively employed by the Company immediately prior to the Closing and who become active employees of Buyer by reason of the consummation of the transactions contemplated by this Agreement. Buyer agrees to assume the liabilities attributable to the portion of the Local 830 Plan that is the subject of the spinoff and to accept a transfer of plan assets from the trust forming part of the Local 830 Plan on the terms and conditions set forth in the Trust Transfer and Assumption Agreement between the Company and Buyer, which agreement shall provide for a transfer of assets to Buyer sufficient to fund the liabilities assumed on terms that are consistent with all applicable requirements of Code Section 414(l).

     2.5 PURCHASE PRICE. In consideration for the sale, transfer, conveyance and assignment of the Purchased Assets, the Concordville Beverage Manufacturing Plant and the other assets which are transferred to Buyer pursuant to the Real Estate Purchase Agreement, subject to the Working Capital adjustment, as provided in Section 2.6, Buyer shall pay to the Company a purchase price of Seventy One Million Six Hundred Sixty Three Thousand Seven Hundred and Sixty Three Dollars ($71,663,763.00) (such amount, as may be adjusted pursuant to Section 2.6, the "Purchase Price"). Fifty Three Million Seven Hundred Forty Seven Thousand Eight Hundred and Twenty Three Dollars ($53,747,823.00) of the Purchase Price shall be paid at Closing by wire transfer of immediately available federal funds and the remaining twenty five percent (25%) of the Purchase Price shall be paid by delivery of two promissory notes in substantially the forms attached hereto as EXHIBIT A; one of such promissory notes shall be in the principal amount of Seven Million One Hundred Sixty Six Thousand Three Hundred Seventy Six Dollars ($7,166,376.00) (the "Promissory Note (Escrow)") and the other promissory note shall be in the principal amount of Ten Million Seven Hundred Forty Nine Thousand Five Hundred Sixty Four Dollars ($10,749,564.00) (the "Promissory Note (Balance)"). At the

Closing, the Promissory Note (Escrow) shall be delivered to First Union National Bank, as escrow agent, under the Escrow Agreement, by and among Buyer, the Company and the escrow agent, in substantially the form of Exhibit B attached hereto (the "Escrow Agreement") and payment thereof shall be subject to the terms and conditions of the Escrow Agreement.

     2.6  WORKING CAPITAL ADJUSTMENT.

               (a) Subject to the provisions of this Section 2.6, the Purchase Price will be adjusted on a dollar for dollar basis following the Closing to the extent that the Working Capital of the Business as of the Closing (the "Final Working Capital") is greater or less than the Minimum Working Capital.

               As promptly as practicable, but in no event later than forty five
               (45) days after the Closing, the Company shall prepare and deliver to Buyer a statement of the Working Capital, reflecting each of the components of Working Capital as if set forth on a balance sheet, of the Business as of Closing Date which shall have been examined and reported on by Company's Auditor (the "Closing Working Capital Statement"). The report of Company's Auditor shall be made to the Company and Buyer and shall state that the Closing Working Capital Statement (i) has been prepared in conformity with the terms of this Agreement, (ii) was prepared in conformity with GAAP (except as otherwise provided herein), and applied on a consistent basis with those policies used by the Company ("Company Policies") in connection with the preparation of the financial statements of the Company for the fiscal year ended January 2, 2000, and (iii) presents fairly, in all material respects, the Working Capital of the Business at the Closing Date, and that the audit by Company's Auditor was conducted in accordance with generally accepted auditing standards. The Closing Working Capital Statement shall be prepared in accordance with the books and records of the Company and in conformity with GAAP, applied on a consistent basis with Company Policies, except that (i) accounts receivable shall reflect only trade accounts receivable of the Business, (ii) accounts payable shall reflect only trade accounts payable of the Business and a payable to Pepsi-Cola and National Brand Beverages, Ltd. of $2,000,000 and shall exclude any accounts payable if including such accounts payable would result in the aggregate accounts payable exceeding the aggregate accounts receivable, (iii) the allowance for doubtful accounts receivable shall be zero, (iv) the value of Inventory shall be adjusted in accordance with the Company's year end adjustment procedures and (v) Retained Assets and Retained Liabilities shall be excluded.

               Promptly after the Closing, but in no event later than October 22, 2000, Buyer and the Company shall cooperate to permit the Company's Auditor to perform a physical count and inspection of the Inventory for purposes of preparing the Closing Working Capital Statement. The timing of such physical count and inspection shall be coordinated with Buyer and Buyer's Auditor so as to minimize disruption to Buyer's business and to allow Buyer's Auditor to be present at such physical count and inspection. For purposes of this Agreement, the Inventory to be stated on the Closing Working Capital Statement shall be the Inventory at the time of such physical count and inspection as adjusted in accordance with the books and records of the Company to the effective time of the Closing.

               The Company shall permit Buyer and Buyer's Auditor to review all work papers and computations used by the Company and Company's Auditor in preparing the Closing Working Capital Statement. After the Closing Date, until agreement is reached as to the Closing Working Capital Statement, for purposes of this Section 2.6, Buyer shall permit the Company and Company's Auditor full and free access, at all reasonable times, to the deeds, documents and contracts and books of account, records, files, invoices and other data associated with, necessary to or used in the Business as conducted on or before the Closing Date; provided, however, that the Company shall coordinate such access with Buyer in order to minimize disruption to the conduct of Buyer's business. Buyer shall within thirty (30) days after the receipt of the Closing Working Capital Statement advise the Company in writing of the amounts and descriptions of adjustments relating to Working Capital, if any, which Buyer believes are necessary to be made to the Closing Working Capital Statement.

               In the event that Buyer and the Company are unable to resolve any differences with respect to the Working Capital reflected on the Closing Working Capital Statement within sixty (60) days after receipt of the Closing Working Capital Statement by Buyer, then the issues remaining unresolved shall be determined as follows:
               Buyer and the Company shall jointly select and retain an independent firm of certified public accountants of national standing and reputation in the United States (the "Independent Firm") for the purpose of resolving within the ranges proposed by Buyer and the Company all remaining unresolved issues with respect to the Working Capital. If Buyer and the Company are not able to agree upon the Independent Firm within seventy-five (75) days after receipt of the Closing Working Capital Statement by Buyer, then the Independent Firm shall be selected by lot after Buyer has eliminated two (2) of the three (3) independent firms of public accountants of national standing and reputation in the United States selected by the Company and the Company has eliminated two (2) of the three (3) such firms selected by Buyer; provided, however, that Buyer's Auditor shall not be one of the three independent firms selected by Buyer and Company's Auditor shall not be one of the three independent firms selected by the Company.

               (i) Within fifteen (15) days following retention of the Independent Firm, Buyer and the Company shall present or cause to be presented the issue or issues that must be resolved with respect to the Working Capital as reflected on the Closing Working Capital Statement.

               (ii) Buyer and the Company shall use their commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that Buyer and the Company agree that the scope of the retention of the Independent Firm shall be limited to resolving the issues presented to it and matters related thereto. All decisions of the Independent Firm with respect to Working Capital as reflected by the Closing Working Capital Statement shall be final and binding upon all the parties to this Agreement.

               (iii) With respect to the performance of their respective functions pursuant to this Section 2.6(a), (A) Buyer shall bear the fees, costs, disbursements and other expenses of Buyer's Auditor; (B) the Company shall bear the fees, costs, disbursements and other expenses of Company's Auditor; and (C) Buyer, on the one hand, and the Company, on the other hand, shall bear equally all fees, costs, disbursements and other expenses of the Independent Firm.

               (b) If the Final Working Capital is less than the Minimum Working Capital, the Company shall pay to Buyer, within three (3) days after the date that agreement is reached as to the Closing Working Capital Statement or finally determined by the Independent Firm, an amount equal to the amount by which the Minimum Working Capital exceeds the Final Working Capital. Interest shall be assessed and due on any amounts payable under this Section 2.6(b) at the rate of seven percent (7%) per annum from the Closing Date to the date of payment.

               (c) If the Final Working Capital is greater than the Minimum Working Capital, Buyer shall pay to the Company, within three (3) days after the date that agreement is reached as to the Closing Working Capital Statement or finally determined by the Independent Firm, an amount equal to the amount by which the Final Working Capital exceeds the Minimum Working Capital. Interest shall be assessed and due on any amounts payable under this Section 2.6(c) at the rate of seven percent (7%) per annum from the Closing Date to the date of payment.

     2.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price (adjusted for Assumed Liabilities) shall be allocated among the Purchased Assets and the Concordville Beverage Manufacturing Plant for purposes of Section 1060 of the Code, as agreed by the parties hereto within thirty (30) days after the Closing Date. Upon agreement by the parties, such Purchase Price allocation shall be set forth and attached to this Agreement as SCHEDULE 2.7. The Company and Buyer agree to be bound by such allocations and to complete and attach IRS Form 8594 to their respective federal income tax returns to reflect such allocations. Such Form shall also reflect the purchase of the Concordville Beverage Manufacturing Plant pursuant to the terms set forth in the Real Estate Purchase Agreement at the price allocated thereto in Schedule 2.7. Any adjustment to the Purchase Price pursuant to Section 2.6 shall cause such adjustment to SCHEDULE 2.7 as the parties shall mutually agree.

     2.8 TIME AND PLACE OF CLOSING. The closing of the transactions described herein (the "Closing") shall take place at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, Philadelphia, Pennsylvania 19103 at 2:00 p.m. on the date hereof, or at such other place or time as the parties hereto may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date." For purposes of this Agreement, the effective time of the Closing means 12:01 a.m., Philadelphia time, on the Closing Date.

     2.9 DELIVERIES BY THE COMPANY AT CLOSING. At the Closing, the Company shall deliver or cause to be delivered to Buyer the following:

          (a)  the Escrow Agreement executed by the Company;

          (b) a bill of sale, executed by the Company, in substantially the form attached hereto as EXHIBIT C (the "Bill of Sale");

          (c) Non-Competition Agreements executed by each of the Company, Harold Honickman and Jeffrey Honickman in substantially the form attached hereto as EXHIBIT D (the "Non-Competition Agreements");

          (d) a Co-Packing Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT E (the "Co-Packing Agreement");

          (e) a Real Estate Purchase Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT F (the "Real Estate Purchase Agreement") and all documentation required to be delivered by the Company pursuant to the Real Estate Purchase Agreement;

          (f) a Security Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT G (the "Security Agreement");

          (g) a Consulting Agreement, executed by Harold Honickman, in substantially the form attached hereto as EXHIBIT H (the "Consulting Agreement");

          (h) a Guarantee, executed by Harold Honickman, with respect to certain obligations of the Company, in substantially the form attached hereto as EXHIBIT I (the "Honickman Guaranty");

          (i) a Trademark Assignment and Assumption Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT J (the "Trademark Assignment");

          (j) a Letter Agreement between Company and Buyer relating to the runoff of inventory and raw materials by Affiliates of the Company and certain other matters, executed by the Company, in substantially the form attached hereto as EXHIBIT K (the "Inventory Letter Agreement");

          (k) a legal opinion of Wolf, Block, Schorr and Solis-Cohen LLP, special counsel to the Company, in substantially the form attached hereto as EXHIBIT L;

          (l) a Co-Purchasing Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT M;

          (m) an Administrative Services Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT N;

          (n) an Intercreditor Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT O;

          (o) a Trust Transfer and Assumption Agreement, executed by the Company, in substantially the form attached hereto as EXHIBIT P;

          (p) such other instruments or documents as Buyer reasonably determines are necessary to carry out the transactions contemplated hereby.

     2.10 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver or cause to be delivered to the Company the following:

          (a) Payment of the Purchase Price in accordance with the terms of this Agreement, including, wire transfer of the cash portion of the Purchase Price to be paid at Closing;

          (b)  the Promissory Note (Escrow), executed by Buyer;

          (c)  the Promissory Note (Balance), executed by Buyer;

          (d)  the Non-Competition Agreements, executed by Buyer;

          (e)  the Co-Packing Agreement, executed by Buyer;

          (f)  the Real Estate Purchase Agreement, executed by Buyer;

          (g)  the Security Agreement, executed by Buyer;

          (h) a Mortgage, executed by Buyer, in substantially the form attached hereto as EXHIBIT Q (the "Mortgage");

          (i)  the Consulting Agreement, executed by Buyer;

          (j) a guarantee, executed by BCB USA Corp., a Georgia corporation ("Cott"), with respect to all obligations of Buyer, in substantially the form attached hereto as EXHIBIT R (the "Cott Guaranty");

          (k) a guarantee, executed by Cott Corporation, a Canadian corporation, with respect to certain obligations of Buyer, in substantially the form attached hereto as EXHIBIT S (the "Cott Parent Guaranty");

          (l)  the Trademark Assignment, executed by Buyer;

          (m)  the Inventory Letter Agreement, executed by Buyer;

          (n) a legal opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, special counsel to Buyer, in substantially the form attached hereto as EXHIBIT T;

          (o) a Consent to Concurrent Use of the Vintage Trademark, executed by Buyer, in substantially the form attached hereto as EXHIBIT U;

          (p)  the Escrow Agreement, executed by Buyer;

          (q)  the Administrative Services Agreement, executed by Buyer;

          (r)  the Intercreditor Agreement, executed by Buyer and First Union
               Bank;

          (s)  the Co-Purchasing Agreement, executed by Buyer and Cott;

          (t)  the Trust Transfer and Assumption Agreement, executed by Buyer;
               and

          (u) such other instruments or documents as the Company reasonably determines are necessary to carry out the transactions contemplated hereby.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer, that, except as set forth in the Disclosure Schedule delivered by the Company to Buyer prior to the execution of this Agreement, with specific reference to the Section of this Agreement to which the information stated in such disclosure relates (provided that any section under Article III of the Disclosure Schedule or any subsections thereof shall each be deemed to include all disclosures set forth in other sections and subsections of the Disclosure Schedule as and to the extent the context of such disclosures makes it reasonably clear, if read in the context of such other section or subsection, that such disclosures are applicable to such other sections or subsections) as follows:

     3.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business would require such qualification, except for such failures to be so qualified which will not have a Material Adverse Effect.

     3.2 AUTHORITY; NO VIOLATION. The Company has all requisite corporate power and authority to enter into this Agreement and the other Purchase Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchase Documents to which the Company is a party by the Company have been duly and validly authorized and approved by all necessary corporate action. Each of this Agreement and the other Purchase Documents to which the Company is a party constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. The entering into of each of this Agreement and the other Purchase Documents to which the Company is a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby, including specifically the transfer of the Purchased Assets and the Concordville Beverage Manufacturing Plant to Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws (except that no representation is made to the extent that the status of Buyer or any of its Affiliates would cause a breach hereof), (b) the Company's Articles of Incorporation or by-laws, or (c) subject to obtaining consents to the assignment, novation, subleasing or subcontracting of the Contracts, any provision of, or result in a default or acceleration of, any obligation under, or result in any change in the rights or obligations of the Company under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree included in the

Purchased Assets to which the Company is a party or by which any of them is bound, or to which any of the Purchased Assets is subject.

     3.3 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3.3(a) are the audited balance sheet at January 1, 2000 and statements of income and cash flow as of January 1, 2000, for the Company (the "Financial Statements"). The Financial Statements have been prepared in accordance with the books and records of the Business and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Business as of such date and the results of operations of the Business for such period. Attached hereto as Schedule 3.3(b) are (i) statements of income and cash flows of the Business for the 2000 fiscal year based upon projected revenues and 1999 fiscal year expenses and (ii) statements of income and cash flows of the Business for the 2000 fiscal year based upon historical results for the nine (9) month period ended September 30, 2000 (collectively, the "Pro Forma Financial Statements"). The Pro Forma Financial Statements were prepared by the Company in good faith based on reasonable assumptions and represent the Company's good faith estimate of the financial condition of the Business (exclusive of the Retained Assets and the Retained Liabilities) as of the periods covered thereby.

     3.4 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements, there are no liabilities of the Business required to be reported on a balance sheet prepared in accordance with GAAP applied on a consistent basis which are Assumed Liabilities, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), except for liabilities which have arisen in the ordinary course of business of the Business since January 2, 2000. In addition, except as set forth in the Financial Statements, there are no liabilities of the Business, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), except for liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.5 ABSENCE OF CERTAIN CHANGES. Since January 1, 2000, except in connection with the transactions contemplated by this Agreement, there has not been:

          (a) any change in the operations, assets, liabilities or condition (financial or otherwise) of the Business that, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a Material Adverse Effect;

          (b) any obligation or liability incurred by the Company relating to the Business, other than obligations and liabilities (i) which are not Assumed Liabilities or (ii) which were incurred in the ordinary course of business and either relate to a Contract which has been made available to Buyer or are for amounts not substantially more than reflected on the Financial Statements;

          (c) any Lien placed on any of the Purchased Assets which remains in existence immediately after the Closing other than Liens relating to acts, or failures to act, of Buyer and its Affiliates;

          (d) any contingent liabilities which are Assumed Liabilities incurred by the Company with respect to the obligations of any other Person with respect to the Business or the Purchased Assets;

          (e) any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of any part of the properties or assets located at the Concordville Beverage Manufacturing Plant and used by the Business as conducted at the Concordville Beverage Manufacturing Plant, other than pursuant to this Agreement and purchases, sales, leases, assignments, transfers or other dispositions in the ordinary course of business which, in the case of fixed assets, involve either the replacement of assets with assets of at least comparable value or assets purchased or other capital expenditures made in amounts not exceeding $50,000 for any single item or $250,000 in the aggregate;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets or the Concordville Beverage Manufacturing Plant;

          (g) any material labor trouble or claim of unfair labor practices involving the Business;

          (h) any change in the employment contracts of or compensation payable or to become payable by the Company to any of the officers, directors, employees, consultants or agents of the Business, or any bonus payment or arrangement made to or with any of such officers, directors, employees, consultants or agents; or any material change in coverage or benefits available under any Plan described in Section 3.16, to the extent related to the Concordville Beverage Manufacturing Plant, except in each such case, in the ordinary course of business;

          (i)  any change with respect to the Business' management personnel;

          (j) any payment or discharge of a material Lien or liability of the Business not disclosed on the Financial Statements or incurred in the ordinary course of business;

          (k) any obligation or liability incurred by the Company with respect to any loan, advance or commitment to lend by any bank, financial institution or institutional lender to any of the officers, directors, employees, consultants, agents, or shareholders of the Business or to any other Person, which obligation or liability in any such case is an Assumed Liability; or any loans or advances made by the Company to any officers, directors, employees, consultants, agents or shareholders of the Business, except for such loans or advances which are not included in the Purchased Assets or are for normal compensation, professional fees and expense allowances payable to such officers, directors, employees, consultants, agents, shareholders or other Persons;

          (l) any contracts, licenses, leases or agreements entered into by the Company on behalf of the Business which are included in the Purchased Assets and are outside the ordinary course of business;

          (m) any postponement or delay in payment of any trade accounts payable, other than those being disputed in good faith, or other liability of the Business which is an Assumed Liability except in the ordinary course of business;

          (n) any disputes with trade creditors outside of the ordinary course of business;

          (o) any cancellation, waiver, compromise or release of any right or claim of the Business either involving more than $50,000 or outside the ordinary course of business consistent with prior practices; or

          (p) any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement of the Business which cancellation, termination, modification or acceleration has had or is reasonably likely to have a Material Adverse Effect.

     3.6 TITLE, SUFFICIENCY AND CONDITION OF THE PURCHASED ASSETS. The Company has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, including all real property leased by the Company included in the Purchased Assets (collectively, the "Leased Facilities"), free and clear of all Liens, except, with respect to the Leased Facilities, Liens with respect to the underlying property. To the Knowledge of the Company, the Company is in material compliance with zoning and building laws (other than Environmental Laws which are addressed in Section 3.17) (collectively, "Defects") with respect to the Concordville Beverage Manufacturing Plant and the Leased Facilities. The sale and delivery of the Purchased Assets to the Buyer pursuant hereto shall vest in the Buyer good and valid title thereto, free and clear of all Liens, except as may be created by Buyer and except, with respect to the Leased Facilities, Liens with respect to the underlying property. Except for the Retained Assets, the Purchased Assets and the real property interests conveyed to Buyer pursuant to the Real Estate Purchase Agreement (including the Concordville Beverage Manufacturing Plant) include all real, personal, tangible and intangible property and assets primarily or exclusively used in the Business or necessary for the conduct of the Business as reflected in the Pro-Forma Financial statements and as the Business is presently being conducted. All tangible properties and assets owned or leased by the Company and contained in the Purchased Assets and currently used in the operations of the Business are in working order and, to the Knowledge of the Company, have been maintained in accordance with industry standards. Schedule 3.6-2 contains a list of vending machines used in the Business which are not included in Inventory.

     3.7 REAL ESTATE. Schedule 3.7-1 attached hereto lists all real property owned by the Company and used in the conduct of the Business. Schedule 3.7-2 lists all real property leased or subleased to the Company and used in the conduct of the Business.

     3.8 ACCOUNTS RECEIVABLE. None of the Accounts Receivable set forth in the Closing Working Capital Statement shall be more than ninety (90) days past due as of September 30, 2000.

     3.9 INVENTORIES. All of the Inventory, net of reserves therefor to be set forth on the Closing Working Capital Statement, consist of items of a quality and quantity usable and salable in the ordinary course of business consistent with past practice of the Business. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE WARRANTIES SET FORTH ABOVE IN THIS SECTION 3.9 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF SELLER, AND SELLER NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME FOR IT ANY OTHER OBLIGATION OR LIABILITY IN CONNECTION WITH THE WARRANTED INVENTORY OR ANY PART THEREOF. SELLER DOES NOT WARRANT THE FITNESS OF SUCH INVENTORY OR ANY PART THEREOF FOR ANY SPECIFIC PURPOSE OR THE MERCHANTABILITY THEREOF.

     3.10 INTELLECTUAL PROPERTY. Except for shrink wrap software, the intellectual property included in the Retained Assets and other software which is generally commercially available, the Company does not own or license any patents, patent applications, proprietary designs, copyrights, trade names, servicemarks, trademarks and trademark applications which are primarily or exclusively used in the Business and are not included in the Intellectual Property. Except as set forth in Section 2.2(m), the trade names, servicemarks, assumed names, trademarks and trademark applications set forth on Schedule 2.1(f) are the only trade names, servicemarks, assumed names, trademarks and trademark applications currently used primarily or exclusively in the Business. The use of the Intellectual Property by the Company does not require the consent of any other Person. The Intellectual Property is either owned by the Company or the Company has a legal right to use it, and the Intellectual Property may be transferred by the Company to Buyer, free and clear of any Liens and without the consent of any other Person. (a) No other Person has an interest in or a right or license to use, or the right to license any other Person to use, any of the Intellectual Property owned by the Company, (b) there are no claims or demands of any other Person pertaining thereto which have been received by the Company and no proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the Company's rights in respect thereof, (c) to the Knowledge of the Company, none of the Intellectual Property owned by the Company is being infringed by another Person or is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, and (d) no Claim is pending or, to the Knowledge of the Company, is threatened charging either the Company or the Business with infringement of any adversely held proprietary or intellectual property right.

     3.11 TRADE SECRETS AND CUSTOMER LISTS. To the Knowledge of the Company, the Company has the right to use, free and clear of any Claims or rights of any other Person, all trade secrets and customer lists required for the development or marketing of all services and products being sold by it, and all of such trade secrets and customer lists which are owned by the Company and are primarily or exclusively used by the Business shall be transferred to the Buyer as part of the Purchased Assets. Except for payment in respect of the Contracts, there are no payments required to be made by the Company for the use of the trade secrets or customer lists included in the Purchased Assets. To the Knowledge of the Company, the Company is not in any way making an unlawful or wrongful use of any confidential information or trade secrets of any other Person. Except as set forth in the Contracts, Buyer shall not be subject to any non-competition or confidentiality agreement with any Person as a result of the purchase of the Purchased Assets hereunder. Schedule 3.11 includes a list of the top ten customers by revenue of the Business for the fiscal year ending January 1, 2000.

     3.12 CONTRACTS. Except as set forth on SCHEDULES 3.12 OR 3.16, the Company is not a party to or subject to any of the following agreements in connection with the Business where any one would constitute either a Purchased Asset or an Assumed Liability:

          (a) bottling contracts, co-packing contracts, barter contracts, manufacturing contracts, production contracts, franchise contracts;

          (b) except as required by law, any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits, retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

          (c) any employment or consulting contract or contract for personal services not terminable upon no more than thirty (30) days notice by the Company without penalty to the Company;

          (d) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $50,000 each and which in the aggregate do not exceed $250,000;

          (e) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $50,000;

          (f) any contract or agreement with any sales agent or distributor of products of the Business not terminable upon no more than thirty
               (30) days notice by the Company without penalty to the Company;

          (g) any contract or agreement concerning a partnership or joint venture with one or more Persons;

          (h) any confidentiality agreement, non-competition agreement or other contract or agreement containing covenants limiting the Company's freedom to compete in any line of business or in any location or with any Person;

          (i) any license agreement (as licensor or licensee) involving payments in excess of $50,000 per annum;

          (j) any contract or agreement with any present or former officer, director, consultant, agent or shareholder of the Company or with any Affiliate of the Company;

          (k) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or Indebtedness to any Person;

          (l) any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;

          (m) any agreement not otherwise set forth in this Section 3.12 under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect; or

          (n) any other agreement or contract (or group of related agreements or contracts) the performance of which involves consideration paid or received by the Company in a consecutive twelve month period in excess of $50,000 individually or $250,000 in the aggregate.

     True and complete copies of all contracts, commitments, plans, leases, licenses and agreements listed on Schedule 3.12 or 3.16, as in effect on the date hereof, have been provided or otherwise made available to Buyer prior to the execution of this Agreement. Neither the Company, nor, to the Knowledge of the Company, any other Person, is in material default under any such contract, commitment, plan, lease, license or agreement described in Schedule 3.12 (a "Default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default).

     3.13 CUSTOMERS; SUPPLIERS. To the Knowledge of the Company, the relationships of the Company with the customers and suppliers of the Business are normal commercial working relationships. To the Knowledge of the Company, none of the customers or suppliers intends to cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company where any such action would reasonably be likely to have a Material Adverse Effect; provided, however, the parties acknowledge and agree that no inquiry has been made regarding the intent of any customer with respect to such customer's business plans whether with respect to doing business with Buyer or otherwise. To the Knowledge of the Company, no customer of the Company has notified the Company that it intends to stop or materially decrease its purchases of products of the Business from Buyer or any of its Affiliates subsequent to the Closing; provided, however, that no inquiry has been made of any customer of the Company regarding any of the matters referred to in this sentence.

     3.14 COMPLIANCE WITH LAWS.

          (a) The Company has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct the Business as currently conducted, except where the failure to have such licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations would not reasonably be likely to have a Material Adverse Effect.

          (b) The Company has conducted and is conducting the Business in material compliance with applicable federal, state, local and foreign laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights, but excluding those laws which are the subject of the representations and warranties set forth in Sections 3.15,
3.16 and 3.17 hereof). The Company is not now charged with, and, to the Knowledge of the Company, is not now under investigation with respect to, any material violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant, and the Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority in connection with the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant.

     3.15 TAXES. The Company has filed all material Tax Returns that it was required to file relating to the Business. All material Taxes owed by the Company with respect to the Business, the Purchased Assets and the Concordville Beverage Manufacturing Plant have been paid (whether or not shown on any Tax Return). No Claim has been received in writing from a taxing authority in a jurisdiction where the Company does not file Tax Returns with respect to the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant that it is or may be subject to the imposition of any Tax by that jurisdiction. The Company has not received written notice of any dispute or Claim concerning any liability for Taxes of the Company with respect to the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant. The Company is not a party to any pending action or proceeding, nor, to the Knowledge of the Company, is any action or proceeding threatened by any governmental authority for the assessment or collection of any Taxes relating to the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant.

     3.16 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.16 attached hereto lists and identifies each "Employee Pension Benefit Plan" (as such term is defined in Section 3(2) of ERISA) which is not a Multiemployer Plan, "Multiemployer Plan" (as such term is defined in Section 3(37) of

4001(a)(3) of ERISA), "Employee Welfare Benefit Plan" (as such term is defined in Section 3(3) of ERISA) and stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, merit or performance bonus, vacation, sick pay or leave, fringe benefit plan, policy, or arrangement, or payroll practice, which is maintained or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any liability or contingent liability and in which employees who are employed in the operation of the Business at the Concordville Beverage Manufacturing Plant participate (individually a "Plan" and collectively, the "Plans").

     Each Plan which is intended to be "qualified" under Section 401(a) of the Code and which Buyer has expressly agreed herein to assume, in whole or in part (including a spinoff and subsequent merger of a portion of a Plan), (i) has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination, and (ii) is and has been at all times operated and maintained in material compliance with applicable provisions of the Code and ERISA. No Plan has incurred any "accumulated funding deficiency" (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has there been any failure to make by its due date a required installment under Section 302(e) of ERISA or Section 412(m) of the Code with respect to any Plan. All contributions required to be made to any Plan as of the Closing Date has been, or will be, timely made.

     Each Plan complies and has been administered in form and operation with all material requirements of law and regulation applicable thereto. To the Knowledge of the Company, there are no actions, suits, or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) pending or threatened that would have a material impact on the ability of the Plans to provide the benefits provided for thereunder, and no facts exist which could give rise to any such action, suit, or claim.

     None of the Potential Transferred Employees (as hereinafter defined) is entitled to any benefits beyond their retirement or other termination of employment other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under a Plan, or (iii) benefits, the full cost of which is required to be borne by the Potential Transferred Employee seeking such benefits. For purposes of this Agreement, the term "Potential Transferred Employee" means each employee whose employment with the Company is anticipated, as a result of the consummation of this Agreement, as being terminated and who is anticipated to become, as of the Closing Date, an employee of Buyer, and the term "Transferred Employee" means each Potential Transferred Employee who in fact becomes an employee of Buyer.

          (a) With respect to each Plan, no liability under Title IV or ERISA has been incurred since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk of incurring a liability under Title IV, other than liability for PBGC premiums which have been paid when due.

          (b) No steps have been taken to terminate any Plan subject to Title IV of ERISA.

          (c) No Plan has been the subject of a "reportable event" (as described in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC.

          (d) With respect to each Plan which is subject to Title IV of ERISA, neither (i) the present value of accrued benefits under such Plan (based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the Plan's actuary with respect to such Plan), nor (ii) the "benefit liabilities" (as described in Section 4001(a)(16) of ERISA) of such Plan exceeded, as of its last valuation date, the then current value of the assets of such Plan. All costs of any Plan subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Since the last valuation date for each such Plan, there have been no amendments or changes to such Plans that would increase the amount of benefits thereunder.

          (e) For each Plan which is being assumed by Buyer pursuant to this Agreement, either in whole or in part (including a spinoff and subsequent merger of a portion of a Plan), a true and complete copy of each of the following documents have been delivered to
               Buyer: (i) Plan document and all amendments thereto; (ii) most recent Summary Plan Description (together with each Summary of Material Modifications required under ERISA); (iii) IRS Form 5500 Annual Report, if required under ERISA, for the two most recent plan years, together with all schedules, financial statements, and opinions of independent accountants; (iv) the actuarial report, if required under ERISA, for the two most recent plan years; (v) Form PBGC-1, if required under ERISA, for the two most recent plan years; (vi) if the Plan is funded through a trust or any third party funding vehicle (including a voluntary employee benefit association under Section 501(c)(9) of the Code, or a "multiple employer welfare arrangement" described in Section 3(40) of ERISA), the trust or other funding agreement, all amendments thereto, and the latest financial statements thereof for the two most recent plan years; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under
               Section 401 of the Code.

     3.17 ENVIRONMENTAL MATTERS. The use and operation by the Company and, to the Knowledge of the Company, by all past owners and operators, of all facilities and properties of the Business, including, without limitation, the Concordville Beverage Manufacturing Plant and the Concordville Warehouse, have been, and will be on the Closing Date, in compliance in all material respects with all Environmental Laws, and no Environmental Action has been filed, commenced, or, to the Knowledge of the Company, threatened with or against any of them alleging any failure so to comply. The Company has received all material Environmental Permits required to allow it to conduct the Business, such Environmental Permits are valid and in effect, and the Company is in material compliance with such Environmental Permits. The Company has not received written notice from any Person, (i) that in connection with the use and operation of the Business it has been identified by the United States Environmental Protection Agency ("EPA") or similar state authority as a potentially responsible party under CERCLA with respect to a site listed on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of in connection with the Business has been found at any site at which a Person has conducted, or has ordered that the Company conduct, a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials in connection with the use and operation of the Business. To the Knowledge of the Company, there are no underground fuel or other storage tanks located at any of the facilities of the Business. To the Knowledge of the Company, there have been no Releases in connection with the Business on, upon, into the vicinity of, or from the real estate or other assets of the Business, which releases were in violation of Environmental Laws. Without in any way limiting the generality of the foregoing, there is, to the Knowledge of the Company, no friable asbestos contained in or forming part of any building, building component, structure, or office space owned or leased by the Company and used by the Business; and, to the Knowledge of the Company, no polychlorinated biphenyls ("PCBs") are used or stored at any property owned or leased by the Company in connection with the use and operation of the Business. None of the real property or other assets of the Business, including, without limitation, the Concordville Beverage Manufacturing Plant and the Concordville Warehouse, is subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby. Notwithstanding the foregoing, no representation is made under this Section 3.17 with respect to the Elizabeth Beverage Manufacturing Plant.

     3.18 EMPLOYEES. SCHEDULE 3.18 attached hereto sets forth a list of all employees of the Business with annual compensation in excess of $50,000, including each such employee's job title, present salary and duration of employment period. Schedule 3.18 lists each collective bargaining agreement or other union contract to which the Company is a party. The Company is in material compliance with the terms and conditions of the collective bargaining agreement listed in Schedule 3.18. With respect to the Business, the Company is in material compliance with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, and there are, and have been during the past three (3) years, no complaints against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or local agency. There is no pending or, to the Knowledge of the Company, threatened labor trouble with the employees of the Business and there has been no such labor trouble during the past three (3) years. Except for the obligations assumed by Buyer pursuant to Section 5.2(b) and the Assumed Liabilities, as a result of the transactions contemplated by this

Agreement, Buyer will not be liable for any payment by reason of anything done with respect to the employees of the Business prior to the Closing.

     3.19 LITIGATION. (a) There is no Claim pending or, to the Knowledge of the Company, threatened (or, to the Knowledge of the Company, any facts which would be reasonably likely to lead to such a Claim) by, against, affecting or regarding the Business or the Company with respect to the Business, the Purchased Assets or the Concordville Beverage Manufacturing Plant at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against the Business, the Company, the Purchased Assets or the Concordville Beverage Manufacturing Plant with respect to the Business. None of the matters listed on
Schedule 3.19, either individually or in the aggregate with other matters listed on such schedule, would reasonably be expected to have a Material Adverse Effect.

     3.20 BROKERS. Neither the Company nor any Person acting on its behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the transactions contemplated hereby.

     3.21 TRANSACTIONS WITH INTERESTED PERSONS. No officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business which is assumed by Buyer in connection with the transactions contemplated by this Agreement.

     3.22 INSURANCE. Each insurance policy to which the Company is a party or a named insured as to which proceeds could reasonably be expected to be included in the Purchased Assets pursuant to Section 2.1(h) is valid, binding, enforceable, and in full force and effect and will continue to be valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.

     3.23 DISCLOSURE OF MATERIAL INFORMATION. Each of this Agreement and the Purchase Documents (including the Schedules and Exhibits hereto and thereto) does not contain, with respect to the Company or the Business, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Buyer hereby represents and warrants to the Company as follows:

     4.1 ORGANIZATION AND QUALIFICATION. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is conducted.

     4.2 AUTHORITY. Buyer has the requisite partnership power and authority to enter into this Agreement and the other Purchase Documents to which Buyer is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchase Documents by Buyer has been duly and validly authorized and approved by all necessary partnership action on the part of Buyer and this Agreement and the other Purchase Documents to which Buyer is a party constitute the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Assuming the accuracy of the representations and warranties of the Company hereunder, the entering into of this Agreement and the other Purchase Documents to which Buyer is a party by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, violate the provisions of (a) any applicable federal, state, local or foreign laws, (b) the limited partnership agreement or certificate of limited partnership of Buyer or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of Buyer under, any mortgage, Lien, lease, agreement, contract, instrument, order, arbitration award, judgment, or decree to which Buyer is a party or by which Buyer is bound, or to which any property of Buyer is subject.

     4.3 FINANCING. Buyer has the funds necessary to consummate the transactions contemplated by this Agreement and the other Purchase Documents.

     4.4 NO BROKERS. Neither Buyer nor any Person acting on its behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

     5.1 COVENANTS OF THE COMPANY. The Company shall keep, perform and fully discharge the following covenants and agreements:

          (a) BOOKS AND RECORDS. For a period of six (6) years commencing on the Closing Date, the Company shall afford to Buyer and its employees, counsel and other authorized representatives, at Buyer's expense, during normal business hours and upon reasonable notice (which shall in no event be less than three (3) business days), (i) complete access, at all reasonable times, to the books and records of the Business and all information relating to such accounting, business, financial or tax affairs relating to the Business retained by the Company, concerning (X) any matter relating to this Agreement or (Y) business of the Business prior to the Closing and (ii) the reasonable services of the Company's employees to assist the Company with respect to such matters.

          (b) CUSTOMER CONTACTS. For a period of thirty (30) days following the Closing, the Company shall cause Harold Honickman to cooperate with Buyer to introduce any employees, representatives and/or agents of Buyer or any Affiliate thereof to any current customer or supplier of the Company, as may be reasonably requested by Buyer, for customer relationship purposes.

          (c) CORPORATE NAME. Within ten (10) business days following the Closing Date, the Company shall change its corporate name to remove the word "Concord" therefrom.

          (d) INSURANCE PROCEEDS. The Company shall use its commercially reasonable efforts to promptly collect and distribute to Buyer all insurance proceeds, if any, included among the Purchased Assets and which are payable to Buyer pursuant to Section 2.1(h) in accordance with the terms and provisions of such insurance policies.

     5.2 COVENANTS OF BUYER AND THE COMPANY. The parties hereto hereby agree to keep, perform and fully discharge the following covenants and agreements:

          (a) WAIVER OF COMPLIANCE WITH THE BULK SALES ACT. In connection with the transactions contemplated hereby, the parties shall waive compliance with the provisions of Article 6 of the Uniform Commercial Code - Bulk Transfers and the Bulk Sales Act and any other applicable United States, state or provincial bulk sales act or statute ("Bulk Sales Acts").

          (b) EMPLOYEES. (i) Buyer agrees to offer employment to all current employees of the Company on terms which, in the aggregate, are no less favorable to such employees as the terms of their respective employment by the Company immediately prior to the Closing Date. As of the Closing Date, or, if later, the date an employee returns from disability leave, leave related to workers' compensation or leave of absence, Buyer shall provide all former employees of the Company who accept employment with Buyer (the "New Employees") with a base salary which is no less than that provided by the Company to such employees and the same benefits that are provided by Buyer to similarly situated employees of Buyer. Buyer shall waive, or cause to be waived, all waiting periods for such New Employees under all employee welfare and benefit plans, to the extent permissible thereunder, in which the former employees of the Company are eligible to participate. Buyer agrees that it will provide vacation and severance benefits to all New Employees which are the same as those offered to similarly situated employees of Buyer and in connection therewith give credit to the total length of service each such New Employee had with the Company; provided that the severance benefits available to such employees shall include no less than two weeks of severance for each full year of service for any former employee of the Company with an aggregate of less than ten years of service with the Company and Buyer and no less than three weeks of severance for each full year of service for any former employee of the Company with an aggregate of ten years of more of service with the Company and Buyer; provided, further, however that the foregoing shall not be applicable to (A) employees who enter into written employment agreements with Buyer, (B) employees subject to any collective bargaining agreement assumed by Buyer or (C) employees who would not be eligible for severance under Buyer's standard employment policies because of the reasons for the employee's termination. Subject to the first sentence of this paragraph (b), Buyer makes no commitment as to the continued employment of the former employees of the Company subsequent to the Closing Date.

               (ii) COBRA. The Company agrees to make continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA," and such continuation coverage being referred to herein as "COBRA coverage") available to New Employees through its self-insured medical and dental plan as of the Closing Date on the same basis and terms applicable to terminated employees of the Company. The Company agrees to accept, and Buyer agrees to remit to the Company, payments of the premiums for such New Employees from Buyer as a matter of administrative convenience; provided, however, that Buyer shall stop making such remittances as of the date the New Employees are able to participate in Buyer's medical and dental plans or March 1, 2001, whichever occurs first.

               (iii) 401(K) PLAN. Each New Employee's service with the Company shall be counted both as eligibility service and as vesting service for purposes of Buyer's 401(k) plan and shall be permitted to enter Buyer's 401(k) plan as soon as administratively feasible following the Closing Date (or following such later date as such New Employee's eligibility service satisfies the service requirements of Buyer's 401(k) plan).

          (c) BOOKS AND RECORDS. The Company agrees that it shall preserve and keep all books and records of the Business which are retained by the Company in accordance with the terms of this Agreement and all information relating to the accounting, business, financial and tax affairs of the Business in existence on the Closing Date or which come into existence after the Closing Date but relate to the Business prior to the Closing Date for a period of six (6) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency, (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes; provided, that with respect to clauses (ii) and (iii), Buyer shall have given written notice to the Company of any such proceedings and Buyer's need for such books and records in connection with any such proceedings. The Company agrees to retain such books, records or other documents for a period which is no shorter than that required by its normal document retention policies.

          Buyer shall afford to the Company and its employees, counsel and other authorized representatives, at the Company's expense, during normal business hours and upon reasonable notice (which shall in no event be less than three (3) business days), (i) complete access, at all reasonable times, to the books and records of the Business and all information relating to such accounting, business, financial or tax affairs relating to the Business prior to the Closing and provided to Buyer in accordance with this Agreement and (ii) the reasonable services of Buyer's employees to assist the Company with respect to such matters. The Company hereby agrees that any information provided to the Company under this Section 5.2(c) shall be treated as confidential and the Company shall not, and shall cause its officers, directors, employees, agents and representatives not to disclose, divulge, use or appropriate any such information for any reason or purpose whatsoever, except as may be required by law, without the prior written approval of Buyer, and in such instances only to those officers, directors, employees, representatives and agents of the Company who have been made aware of this covenant and have agreed to be bound by the terms and conditions hereof.

          (d) MANAGEMENT OF COMPANY ENVIRONMENTAL MATTERS. The Company shall manage, at its sole cost and expense, any matters and activities relating to any Environmental Action which are retained by the Company as Retained Liabilities ("Managed Environmental Contamination"). The Company shall provide Buyer with regular reports on a schedule which permits Buyer to be reasonably apprised of the ongoing status of any such activities, and shall cooperate with Buyer and coordinate with Buyer any activities that are to take place on Buyer's properties in order to avoid or minimize disruption to Buyer's business to the extent reasonably practicable taking into account technical, cost, timing and other considerations. Such management shall include, but not be limited to, the conduct of, and decision-making regarding all studies, investigation, characterization, monitoring, and removal, remediation or other cleanup of soil, surface water, groundwater or other media ("environmental response"), provided that the Company shall, to the extent reasonably practicable, provide Buyer with at least five (5) business days notice of such activities and consult with Buyer with respect thereto. If ordered to be performed by a governmental entity pursuant to an applicable Environmental Law, the Company, at its sole cost and expense, shall, after consultation with Buyer, and after exhaustion of any appeals or other legal challenges that the Company may, in good faith, choose to pursue (and if pursued, prosecute diligently and expeditiously), act diligently to take all environmental response required to address the Managed Environmental Contamination, including without limitation selection of remediation standards and methods of attainment of such standards pursuant to the Pennsylvania Land Recycling and Environmental Remediation Standards Act, 35 P.S. ss.ss. 6026.101-6026.908, or any other applicable law. Placement of commercially reasonable institutional and engineering controls on the activities and uses of the Purchased Assets and real estate being transferred pursuant to the Real Estate Purchase Agreement, shall be allowed as part of an environmental response, provided that the Company shall make commercially reasonable efforts to avoid or minimize any disruption to Buyer's business which would be caused by such action to the extent reasonably practicable taking into account technical, cost and other considerations. Buyer shall reasonably cooperate with and assist the Company, at the Company's expense, in the Company's performance of environmental response activities, including without limitation pursuit of appeals or legal challenges pursuant to this paragraph, shall grant the Company and its contractors and consultants access to the Buyer's properties to perform environmental response, and shall not initiate or encourage any action by any person, entity or government agency that would trigger or increase the Company's obligations under this paragraph or otherwise. To the extent the Company expends monies pursuant to this paragraph, Buyer hereby assigns to Company any and all claims and rights that Buyer may have against any person, entity or government agency for the recovery of the monies expended and agrees to reasonably cooperate with the Company in the event the Company chooses to pursue such rights or claims.

          (e) FURTHER ASSURANCES. From time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and take such other actions, as reasonably requested by Buyer, as may be necessary to carry out the transactions contemplated hereby and the Company will assist Buyer in accordance with the terms and conditions of the Administrative Services Agreement to transition the order entry and accounts receivable functions to Buyer*s facilities. From time to time after the date hereof, without further consideration, Buyer will, at its own expense take such actions as reasonably requested by the Company, as may be necessary to carry out the transactions contemplated hereby.

          (f) VINTAGE LICENSE. Buyer shall cooperate with and assist the Company, at the Company's expense, in its registration of the trademark VINTAGE for use in connection with non-carbonated water as set forth in Section 2.2(m) hereof. If the Company is unable to secure such registration with the United States Patent & Trademark Office for any reason, Buyer shall grant to the Company an exclusive, royalty-free right and license to use and to sublicense others to use the VINTAGE trademark in the promotion, advertising, packing, bottling, canning, sale and distribution of all forms of non-carbonated waters. The aforementioned license shall be contained in a trademark license agreement to be negotiated in good faith between Buyer and the Company, and shall provide the Company with the economic and practical equivalent of a separate and valid registration of the VINTAGE trademark for all forms of non-carbonated waters to the fullest extent permissible under applicable laws.

          (g) ACCOUNTS RECEIVABLE. In the event (i) a proceeding under bankruptcy, reorganization, insolvency or receivership law is filed by or against any obligor under an Account Receivable, or (ii) an Account Receivable is not a valid or enforceable obligation, or (iii) an Account Receivable is subject to customer reductions authorized by the Company in writing, (any of the foregoing being referred to herein as (the "Assignable Accounts Receivable"), Buyer shall have the right, during the 90 day period immediately following the Closing, in its sole discretion, to assign to the Company any of such Assignable Accounts Receivable for the face value of the Assignable Accounts Receivable being assigned to the Company, and the Company shall pay such face value to Buyer. Upon any such assignment, the Company shall have the right, after consultation with Buyer, to take any actions it deems necessary to collect such Accounts Receivable, including, without limitation, the filing of a lawsuit against the debtor under such Accounts Receivable for its own account.

          (h) ACCOUNTS PAYABLE. Following the Closing Date, Buyer shall pay those accounts payable reflected on the Closing Working Capital Statement in accordance with its regular payable policies and shall not postpone or delay the payment of such accounts payable except in the ordinary course of business.

          (i) CO-PACKING AGREEMENT. Promptly after the Closing Date, Buyer and the Company shall negotiate in good faith a co-packing agreement to be effective upon termination of the Co-Packing Agreement reflecting standard commercial terms to effect the packing by Buyer of certain beverages on behalf of Affiliates of the Company which had, prior to the termination of the Co-Packing Agreement, been manufactured by the Company.

          (j) ELIZABETH BEVERAGE MANUFACTURING PLANT. In the event that during the five year period following the Closing Date, the Company determines to sell all or substantially all of the equipment located at the Elizabeth Beverage Manufacturing Plant, it shall notify Buyer in writing of its intention to sell such equipment, and Buyer shall have thirty (30) days from the date of its receipt of such notice to notify the Company of its desire to purchase such equipment at which time representatives of the Company and Buyer shall meet to negotiate the terms and conditions of such sale and the parties shall use commercially reasonable efforts to consummate such sale in a timely manner. In the event that the parties are unable to reach agreement in accordance with the foregoing sentence, the Company shall have the right to sell all or substantially all of the equipment located at the Elizabeth Beverage Manufacturing Plant to a third party on terms and conditions no less favorable to the Company than the terms and conditions previously proposed by Buyer and rejected by the Company; provided, however, that the Company shall not sell such equipment to (i) any Person for purposes of operating such equipment at the Elizabeth Beverage Manufacturing Plant unless such Person agrees in writing not to use such equipment or facility for purposes of engaging in any capacity, either directly or indirectly, in the Private Label Carbonated Beverage Business (as defined in the Non-Competition Agreements) or (ii) any Person for purposes of engaging, directly or indirectly, in the Private Label Carbonated Beverage Business in any of the States of New York, Pennsylvania, Maryland or the District of Columbia.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty set forth in this Agreement shall survive until March 31, 2002, except with respect to (a) the representations and warranties set forth in Sections 3.3, 3.8 and 3.9, which shall survive until March 31, 2001 and (b) the first two sentences of Sections 3.2 and 4.2 and the first sentence of Section 3.6, which shall survive the Closing without limitation. From and after the applicable period of survival with respect to such respective representations and warranties of the Company and Buyer, neither of the Company or any Affiliate of the Company nor Buyer or any Affiliate of Buyer shall have any liability whatsoever with respect to any such representation or warranty, except for breaches as to which any party shall have notified the other party prior to such date and continued to prosecute in good faith, and claims for fraud. This Section 6.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     6.2  INDEMNIFICATION.

          (a) The Company shall indemnify, defend and hold Buyer, and its officers, directors, consultants, employees, owners, agents and Affiliates (the "Buyer Group"), harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and costs (collectively, "Indemnification Losses") which Buyer may suffer or incur, resulting from or arising out of any of the following:
               (i) any breach of a representation or warranty of the Company in this Agreement, (ii) the nonfulfillment of any of the covenants of the Company in this Agreement;

               (iii) fraud on the part of the Company; (iv) any of the Retained Assets or Retained Liabilities; (v) any Taxes required to be paid by the Company with respect to the Purchased Assets, the Concordville Beverage Manufacturing Plant or the Business for or with respect to any period ending on or before the effective time of the Closing; (vi) the Elizabeth Beverage Manufacturing Plant (including, without limitation, the closing of such facility) and the Concordville Beverage Manufacturing Plant (to the extent arising from acts or failures to act prior to the Closing); (vii) any third party claims arising from finished goods produced by the Company prior to the Closing except to the extent that such claims arise from actions or failures to act of any Person after the Closing; (viii) failure to comply with the Bulk Sales Laws in connection with the transactions contemplated by this Agreement; or (ix) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing; provided, however, that the Buyer Group shall be entitled to indemnification hereunder with respect to Indemnification Losses specified in Section 6.2(a)(i) and (ix) (to the extent of claims arising under clause (i)) when the aggregate of all such Losses exceeds three hundred seventy five thousand dollars ($375,000) (the "Threshold") (in which event Buyer shall be entitled to seek indemnification for any and all Indemnification Losses irrespective of the amount of any such Indemnification Loss or Losses). The aggregate liability of the Company for any Indemnification Loss or Losses incurred under
               Section 6.2(a)(i) and (ix) (to the extent arising from clause
               (i)) shall not exceed seven million one hundred thousand dollars ($7,100,000) (the "Cap"). Notwithstanding the foregoing, the Company's liability with respect to any claim for an Indemnification Loss or Losses arising from any claims based upon a breach of (A) the representation and warranties set forth in the first two sentences of Section 3.2, the first sentence of
               Section 3.6, or Sections 3.8, 3.9 and 3.21 or (B) Section 6.2(a)(ii) through (ix) (other than to the extent arising from Section 6.2(a)(i), except as said claim may arise upon a breach of a representation and warranty set forth in the first two sentences of Section 3.2, the first sentence of Section 3.6, or Sections 3.8, 3.9 and 3.21), shall not be subject to either the Threshold or the Cap; provided that in no event shall the aggregate liability of the Company pursuant to this Section 6.2(a) exceed the excess of the Purchase Price over any amounts paid in respect of the Honickman Guaranty.

          (b) Buyer shall indemnify, defend and hold the Company, and its officers, directors, consultants, employees, owners, agents and Affiliates (the "Company Group"), harmless from and against any and all Indemnification Losses which the Company may suffer or incur, resulting from or arising out of any of the following: (i) any breach of a representation or warranty of Buyer in this Agreement, (ii) the nonfulfillment of any of the covenants of Buyer in this Agreement; (iii) fraud on the part of Buyer; (iv) any of the Purchased Assets (to the extent arising from acts or failures to act of any Person after to the Closing) or Assumed Liabilities; (v) any Taxes required to be paid by Buyer with respect to the Purchased Assets, the Concordville Beverage Manufacturing Plant or the Business for or with respect to any period beginning on or after the effective time of the Closing; (vi) any third party claims arising from finished goods produced by the Company prior to the Closing to the extent that such claims arise from acts or failures to act of any Person after the Closing Date, or produced by Buyer after the Closing Date; (vii) any claim by a governmental entity relating to the provision of the COBRA services set forth in Section 5.2(b)(ii) or (viii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

          (c) For purposes of this Article VI, in the event of a breach of a representation or warranty (after consideration of all applicable qualifications, including, without limitation, qualifications as to materiality or Material Adverse Effect, for purposes of determining whether there was in fact such a breach), the amount of Indemnification Losses actually suffered or incurred by the indemnified party shall not be reduced in consideration of the materiality of such Indemnification Losses except to the extent of the limits on Indemnification Losses specifically set forth herein.

     6.3  NOTICE AND OPPORTUNITY TO DEFEND. The party making a claim under this
Article VI is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article VI is referred to as the "Indemnifying Party." Promptly after receipt by the Indemnitee of notice of the assertion of any Claim, knowledge that a Claim may be asserted or the commencement (or threatened commencement) of a Claim, including any action, proceeding or investigation (an "Asserted Liability), the Indemnitee shall promptly notify the Indemnifying Party; provided, however, that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have under this Article VI unless such failure so to notify materially prejudices the Indemnifying Party or results in the loss of substantive rights or defenses. The notice shall describe the Asserted Liability in such detail as is reasonably available to Indemnitee, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability at the Indemnifying Party's cost to the extent that the Asserted Liability is a Claim for which the Indemnifying Party has an obligation to indemnify the Indemnitee under the terms of this Agreement. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other and any proceedings with respect to such Claim subsequent to any such objection by the Indemnitee shall be subject to the terms of the following paragraph; provided, however, that any consent to settlement or compromise shall not be unreasonably withheld; and provided further that the Indemnifying Party shall not enter into any compromise or settlement if such settlement or compromise would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make reasonably available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

     In the event that the Indemnitee objects to a bona fide offer of settlement or compromise of any Asserted Liability (which must include the unconditional release of the Indemnitee from all liability with respect to the Claim at issue), the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer or settlement which the Indemnitee refused to accept plus the indemnifiable costs and expenses of the Indemnitee prior to the date Indemnifying Party notified the Indemnitee of the offer of settlement and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of their continuing to pursue such matter and the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee.

     6.4 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which the Indemnifying Party is required to pay to, for or on behalf of any Indemnitee pursuant to this
Article VI shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee or any Affiliate of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any Tax benefit received by the Indemnitee or any Affiliate of such Indemnitee as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee or an Indemnitee's Affiliate shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or receive any Tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or Tax benefit or, if lesser, the amount of the Indemnity Payment.

     6.5 SUBROGATION. Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all third Persons relating to the matter for which indemnification has been made (except with respect to insurance policies of the Indemnitee).

     6.6 NO RIGHT OF SET-OFF. So long as the Promissory Note (Escrow) remains outstanding in accordance with its terms, Buyer's sole remedy for any Indemnification Losses incurred under clause (i) and (ix) (to the extent arising from clause (i)) of Section 6.2(a) shall be a claim pursuant to the Escrow Agreement. Buyer shall not have the right to set off any indemnification claim which is made under this Article VI against any amounts owed to the Company, whether pursuant to the Promissory Note (Balance), the Cott Guaranty, the Cott Parent Guaranty, an indemnification claim by the Company under this Article VI or otherwise.

     6.7 EXCLUSIVE REMEDY; NO CONSEQUENTIAL DAMAGES. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of the parties hereto for any breach of the representations and warranties of the parties set forth herein and the other terms and conditions of this Agreement, except that each party retains the right to pursue its remedies of specific performance and injunctive relief. Notwithstanding anything to the contrary in this Agreement, no party shall be liable to any other party for punitive or exemplary damages or for lost profits, damage to reputation (or comparable damages that do not either entail an expense or payment to a third party or adversely affect the values at which the Buyer reflects assets (other than good will) or its balance sheet. Except as expressly set forth in the immediately preceding sentence, the term "Losses" as used herein shall be deemed to invade all consequential or indirect damages, losses or liabilities.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 FEES AND EXPENSES. Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

     7.2 PUBLICITY AND DISCLOSURES. No press release or other public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of the Company and Buyer, as the case may be, except as required by law or the requirements of any stock exchange or securities regulatory authority

     7.3 NOTICES. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand (including, delivery by courier service) or sent by registered or certified mail, return receipt requested to:

                   if to Buyer:

                   Concord Beverage LP
                   c/o Cott Corporation
                   207 Queen's Quay West, Suite 340
                   Toronto, Ontario, Canada
                   Attention: Senior Vice President, General Counsel & Secretary

                   with a copy to:

                   Hutchins, Wheeler & Dittmar,
                   A Professional Corporation
                   101 Federal Street
                   Boston, MA  02110
                   Attention:  James Westra, Esq.

                   if to the Company:

                   Concord Beverage Company
                   c/o Pepsi-Cola and National Brand Beverages, Ltd. 8275 U.S. Route 130
                   Pennsauken, New Jersey 08110
                   Attention:  Harold Honickman

                   with a copy to:

                   Concord Beverage Company
                   c/o Pepsi-Cola and National Brand Beverages, Ltd. 8275 U.S. Route 130
                   Pennsauken, New Jersey 08110
                   Attention:  Walt Wilkinson

                   with a copy to:

                   Wolf, Block, Schorr and Solis-Cohen LLP
                   1650 Arch Street
                   Philadelphia, Pennsylvania  19103
                   Attention:  Matthew Kamens, Esq.

     All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which mailed, or on the date on which delivered by hand (including delivery by courier service), as the case may be, and addressed as aforesaid.

     7.4 SUCCESSORS AND ASSIGNS. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, provided that any assignment of any of a party's obligations hereunder shall not release such party from such assigned obligations.

     7.5 COUNTERPARTS; DESCRIPTIVE HEADINGS; VARIATIONS IN PRONOUNS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     7.6 SEVERABILITY; ENTIRE AGREEMENT. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable. This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Buyer.

     7.7 ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement or the other Purchase Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     7.8 COURSE OF DEALING. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     7.9 TAX MATTERS. The Company and Buyer agree that all real property transfer Taxes, sales Taxes, transfer Taxes, stock transfer Taxes, bulk sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the transfer of the Purchased Assets and the Concordville Beverage Manufacturing Plant under the Purchase Documents, whether imposed in accordance with Federal, state or local law and imposed upon either Buyer, the Company or any of their respective Affiliates, shall be borne 50% by the Company and 50% by Buyer.

     7.10 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ANY

CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

     7.11 WAIVER OF JURY TRIAL. EACH OF BUYER AND THE COMPANY HEREBY EXPRESSLY WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHSE DOCUMENT, THE CONCORDVILLE BEVERAGE MANUFACTURING PLANT OR THE PURCHASED ASSETS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE COMPANY AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER PURCHASE DOCUMENT, AS APPLICABLE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

ATTEST:                                 CONCORD BEVERAGE LP

                                        By: CONCORD HOLDING GP INC.

/s/ John Feinberg                       By: /s/ Frank E. Weise III
--------------------------------------      ------------------------------------
John Feinberg                               Name:  Frank E. Weise III
                                            Title: President

ATTEST:                                 CONCORD BEVERAGE COMPANY

/s/ John Feinberg                       By: /s/ Jeffrey Honickman
--------------------------------------      ------------------------------------
John Feinberg                               Name:  Jeffrey Honickman
                                            Title: V.P & Asst. Secretary